Exhibit 2.3
SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT
     THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (“Second Amendment”) is dated as of this 19th day of October, 2009, and effective as of October 7, 2009, and is made by and between each of the parties named on Exhibit “A” hereto (each, individually, “Seller” and, collectively, “Sellers”), and BLC Acquisitions, Inc., a Delaware corporation (“Purchaser”).
     WHEREAS, Sellers and Purchaser are parties to that certain Purchase and Sale Agreement (the “Original Purchase and Sale Agreement”) dated as of October 7, 2009, as amended by that certain First Amendment to Purchase and Sale Agreement (the “First Amendment”) dated as of October 7, 2009 (as amended, the “Purchase and Sale Agreement”); and
     WHEREAS, Sellers and Purchaser desire to further amend certain terms of the Purchase and Sale Agreement.
     NOW, THEREFORE, for valuable consideration, including the promises, covenants, representations and warranties hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally and equitably bound, agree as follows:
     1. Incorporation of Terms. The terms of the First Amendment are hereby incorporated in the Purchase and Sale Agreement by this reference, as if all specific terms and provisions of the Original Purchase and Sale Agreement that conflict with or were otherwise modified by corresponding terms of the First Amendment were modified in detail to reflect such revised terms and be consistent with the terms of the First Amendment. Section 9 of the First Amendment is hereby deleted and of no further force and effect.
     2. Correction of Seller Entities. The parties acknowledge the following corrections to the entities comprising Sellers: (a) the Sunrise of Santa Rosa Facility is owned by Sunrise Assisted Living Limited Partnership VIII, L.P. and by Sunrise Chanate Assisted Living L.P. (with respect to different parcels that comprise the Real Property), and (b) the Sunrise of Oakwood Facility is owned by Karrington of Oakwood Ltd. Liability Co. The corrected entities are reflected in the attached Exhibit A and the signature blocks of this Second Amendment. By each such party’s execution of this Second Amendment it hereby agrees to be bound by the terms of the Purchase and Sale Agreement as if it had executed the same in the first instance.
     3. Exhibits. Attached hereto are the Exhibits to the Purchase and Sale Agreement, which are hereby attached to the Purchase and Sale Agreement in the place and stead of the Exhibits that were attached to the Original Purchase and Sale Agreement. All references in the Purchase and Sale Agreement to Exhibit “A-3” are hereby deleted.

     4. Limited License. The term of the limited license for Purchaser’s right to use the trademark “Sunrise” (contained within the definition of Excluded Documents in Article I of the Purchase and Sale Agreement) shall be extended with respect to any Property through the term of a Bridging Lease and/or Bridging Management Agreement for that Property to the extent necessary to effectuate the bridging arrangement contemplated thereby, provided that Sellers shall have the right to reasonably approve each such use.
     5. Proprietary Information. The definition of Proprietary Information in Article I of the Purchase and Sale Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:
“Proprietary Information” As used herein, Proprietary Information shall mean (a) the information provided to Purchaser by any Seller or its representatives, or (b) any analyses, compilations, studies or other documents or records prepared by or on behalf of Purchaser, in connection with Purchaser’s investigation of the Properties.
     6. Resident Agreements. The definition of Resident Agreements in Article I of the Purchase and Sale Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:
“Resident Agreements” Those leases, occupancy, residency, and similar written agreements entered into with residents of each Real Property, and all amendments, modifications, supplements, renewals, and extensions thereof, of which Seller shall provide Purchaser with copies (or access to the same) no more than three (3) business days after the Effective Date, and all other leases, occupancy, residency, and similar written agreements with residents of each Facility entered into by each Seller in the ordinary course of business after the Effective Date as permitted hereunder.
     7. Contracts and Existing Management Agreements. Section 4.3.4 of the Purchase and Sale Agreement is hereby amended to add the following to the end of such Section: “With respect to any 30-Day Contracts delivered to Purchaser by Sellers after the Effective Date, Purchaser shall not assume any such 30-Day Contracts that Purchaser provides Seller Notice of Purchaser’s decision not to assume within five (5) calendar days after Sellers’ delivery of the same to Purchaser. The parties acknowledge and agree that Purchaser shall not assume any of Sellers’ existing management agreements, except if and to the extent the parties agree to such assumption in connection with the bridging of licenses pursuant to Section 6.4 below.”
     8. Due Diligence Materials . Section 4.3.6 of the Purchase and Sale Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:
Purchaser covenants and agrees that, until the Closing Date, all information and materials disclosed and/or delivered to it by Sellers, or Sellers’ agents, employees and representatives (including without limitation, the Due Diligence Materials) shall be held in accordance with the terms and conditions of Section 12.18 below.

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Upon Closing, unless otherwise provided herein, all such information and materials regarding the Properties and the Facilities shall become the property of Purchaser or its permitted assigns. Purchaser also agrees that, in the event the transactions contemplated in this Agreement are not consummated as provided herein, Purchaser shall take such action with respect to all such information and documentation as required pursuant to the Confidentiality Agreement (as defined in Section 12.18 hereof).
     9. Correction of Cross-Reference. The reference in Section 5.2(q) and 5.3(k) of the Purchase and Sale Agreement to “the Post-Closing Escrow Agreement, as set forth in Section 7.3 below,” is hereby amended to reflect that the Post-Closing Escrow Agreement is set forth in Section 9.3 of the Purchase and Sale Agreement.
     10. Accounts Receivable. Section 5.5.10 of the Purchase and Sale Agreement is hereby amended to add the following after the second sentence thereof: “For a period of six (6) months after the Closing, Purchaser will make a good faith effort to collect all outstanding Sellers’ Accounts Receivable, provided that Purchaser shall have no obligation to bring any claim or proceeding, or pursue any collections actions, against any resident. After the Closing, Sellers shall have no right to enforce collection of Sellers’ Accounts Receivable.” Further, the second to last sentence of Section 5.5.10 and the last sentence of Section 5.5.11 (both giving Sellers the right to pursue collection of Sellers’ Accounts Receivable following Closing) are hereby deleted in their entirety.
     11. Purchaser Indemnity. Section 6.1.1 of the Purchase and Sale Agreement is hereby amended to add the following to the end of such Section: “Prior to Closing, Sellers’ remedies based on the indemnities contained in Subsections (c) and (d) of this Section 6.1.1 shall be limited to the liquidated damages set forth in Section 9.1 below.”
     12. Transition Cooperation. Section 6.2.2 of the Purchase and Sale Agreement is hereby amended to add the following to the end of such Section: “Prior to and following Closing, Sellers shall reasonably cooperate with Purchaser in good faith in connection with the transition of the Facilities (and the operations thereof) to Purchaser (at no out-of-pocket cost to Sellers), including without limitation, by providing to Purchaser data in electronic form upon Purchaser’s request therefor, if and to the extent Sellers have such electronic data and provided that the same is not proprietary or confidential, in Sellers’ sole and absolute judgment.”
     13. Bridging Arrangements. The third sentence of Section 6.4.2 of the Purchase and Sale Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:
Without limitation, this may include a lease from Purchaser to one of the Sellers, its management company or the current license-holder, in the form and content attached hereto as Exhibit “M,” subject to modification in accordance with any Legal Requirements (each, a “Bridging Lease”), and a management agreement between the license-holder as lessee under the Bridging Lease and a designee of Purchaser, in the form and content attached hereto as Exhibit “N,” subject to modification in accordance with any Legal Requirements (each, a “Bridging Management Agreement”).

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     14. Employee Matters. The parties acknowledge and agree that Purchaser’s employment of the existing employees at the Facilities may be conditional, subject to (a) satisfactory completion post-Closing of drug testing and security background checks in accordance with Purchaser’s standard practices and at Purchaser’s sole cost and expense, and (b) the employee’s consent to the transfer to Purchaser of Sellers’ personnel file for such employee (and with such employee consent, Sellers shall provide Purchaser with a copy of such employee’s personnel file at the Facility at which each such employee is employed). Except as otherwise expressly provided in the Purchase and Sale Agreement, Purchaser agrees not to contact, directly or indirectly, any employees of any Facility prior to the Closing Date without the prior consent of Sellers, and agrees to be liable for all of Sellers’ damages in the event of any such contact by Purchaser or any of its agents or representatives.
     15. Purchaser Representations. For purposes of Sections 7.1.2 and 7.1.3 of the Purchase and Sale Agreement, Purchaser hereby discloses to Sellers that Purchaser must (and shall prior to Closing) obtain consent to the transaction contemplated by the Purchase and Sale Agreement from its line of credit lenders. For the avoidance of doubt, the parties acknowledge that receipt of this consent is not a condition of the Closing and Purchaser shall not be entitled to a refund of the Earnest Money Deposit if it is unable to obtain such consent.
     16. Sellers Representations. For purposes of Sections 7.2.2 and 7.2.3 of the Purchase and Sale Agreement, Sellers hereby disclose to Purchaser that Sellers must obtain consent to the transaction contemplated by the Purchase and Sale Agreement from (a) the ground lessor in connection with the assignment of Wooster Ground Lease, (b) the Department of Housing and Urban Development in connection with the prepayment of the HUD-insured loan on Santa Rosa and any related approvals from the lender or municipality, and (c) the requisite lenders under the Sunrise Senior Living, Inc. line of credit agented by Bank of America (as set forth in the First Amendment).
     17. Post-Closing Liability Cap Amount.
     (a) Section 9.3 of the Purchase and Sale Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:
9.3 Limitations of Purchaser’s Post-Closing Claims. Notwithstanding any provision to the contrary herein or in any document or instrument (including any deeds, bill of sale or assignments) executed by any Seller and delivered to Purchaser at or in connection with the Closing (excluding the Bridging Lease and the Bridging Management Agreement and any other documents in connection with the bridging of licenses, if applicable, collectively, “Closing Documents”), Sellers shall have no (and each Seller is exculpated and released from any) liability whatsoever with respect to

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any Claims under, and Purchaser shall be forever barred from making or bringing any Claims with respect to, any of the representations and warranties, covenants and indemnities contained in this Agreement or in any Closing Document, unless the aggregate amount of all Claims for breach of all Sellers’ representations and warranties, covenants and indemnities exceeds One Hundred Thousand Dollars ($100,000) (the “Threshold Amount”) (but if such Claim(s) is/are valid and finally determined (or settled) to be in excess of the Threshold Amount, then the applicable Seller’s liability shall extend to the “first dollar” of Purchaser’s Claim), provided it is understood and agreed that the total liability of Sellers for any or all Claims in the aggregate with respect to all of the Properties shall not exceed Five Million Dollars ($5,000,000.00) (the “Cap Amount”), Two Million Five Hundred Thousand Dollars ($2,500,000) of which shall be placed in escrow with the Escrow Agent at Closing out of funds that would otherwise be payable to Sellers (the “Post-Closing Liability Escrow”), pursuant to the terms and conditions of Post-Closing Escrow Agreement, in form and content as attached hereto as Exhibit “P” (the “Post-Closing Escrow Agreement). Pursuant to the terms of the Post-Closing Escrow Agreement, on the Survival Date, the Escrow Agent shall refund to Seller any remaining balance of the Post-Closing Liability Escrow (including any interest earned thereon), unless there is a Pending Claim (defined below), in which event the Post-Closing Liability Escrow shall remain in place until the Pending Claim is definitively resolved by agreement of the parties or final court order.
     (b) Section 9.6 of the Purchase and Sale Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:
9.6 Limitations on Sellers’ Post-Closing Claims. Notwithstanding any provision to the contrary herein or in any document or instrument executed by Purchaser and delivered to Sellers at or in connection with the Closing (excluding the Bridging Lease and Bridging Management Agreement and any other documents in connection with the bridging of licenses, if applicable, collectively, “Purchaser Closing Documents”), Purchaser shall have no (and Purchaser is exculpated and released from any) liability whatsoever with respect to any Claims under, and Sellers shall be forever barred from making or bringing any Claims with respect to, any of the representations and warranties, covenants and indemnities contained in this Agreement or in any Purchaser Closing Document, unless the aggregate amount of all Claims for breach of Purchaser’s representations and warranties, covenants and indemnities exceeds the Threshold Amount (but if such Claim(s) is/are valid and finally determined (or settled) to be in excess of the Threshold Amount, then Purchaser’s liability shall extend to the “first dollar” of Sellers’ Claim), provided it is understood and agreed that the total liability of Purchaser for any or all Claims in the aggregate with respect to this Agreement and all of the Purchaser Closing Documents shall not exceed the Cap Amount. Sellers shall not make any Claim or deliver any Claim Notice unless in good faith, Sellers believes the Claim would exceed the Threshold Amount as set forth above.

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     18. Brokers. Article X of the Purchase and Sale Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:
X
BROKERS
Sellers represent and warrant to Purchaser that except for Goldman Sachs (“Broker”), no broker or finder has been engaged by it or their affiliates, respectively, in connection with the transaction contemplated by this Agreement or to its knowledge is in any way connected with this transaction. Purchaser shall be responsible for the payment of any commission, finder’s fee or other sum initiated by any broker, commission agent or other person engaged or retained by Purchaser in connection with the transaction contemplated by this Agreement. Sellers shall be responsible for the payment of any commission, finder’s fee or other sum initiated by any broker, commission agent or other person engaged or retained by Sellers in connection with the transaction contemplated by this Agreement, including without limitation, Broker. Sellers and Purchaser (except with respect to the commission which shall be paid by Seller to Broker) each agree to indemnify, protect, defend and hold the other harmless from and against any claims, actions, suits or demands for payment of any commission, finder’s fee or other sum initiated by any broker, commission agent or other person which such party or its representatives has engaged or retained or with which it has had discussions concerning or which shall be based upon any statement or agreement alleged to have been made by such party, in connection with the transaction contemplated by this Agreement or the sale of the Properties by Sellers. The provisions of this Article X shall survive the Closing.
     19. Governing Law. Section 12.1 of the Purchase and Sale Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. If any legal action is necessary to enforce the terms and conditions of this Agreement, the parties hereby agree that the courts in the State of Delaware shall be the sole jurisdiction and venue for the bringing of the action.
     20. Assignment. Section 12.5 of the Purchase and Sale Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:
Assignment. Purchaser may not assign, convey and otherwise transfer all or any part of its interest or rights herein without the prior written consent of Sellers, which consent Sellers shall not unreasonably withhold.

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Notwithstanding the foregoing, however, Purchaser may (without Seller’s consent but with advance written notice to Seller), by not later than five (5) business days prior to Closing, assign and transfer in whole or in part all of its rights and obligations under this Agreement to one (1) or more wholly owned subsidiary(ies) of Brookdale Senior Living, Inc., or to a one hundred percent (100%) owned affiliate(s) thereof, or to any entity controlled (directly or indirectly, through voting or equity ownership) by Purchaser in the form of the Assignment of Purchase Agreement attached hereto as Exhibit “D.
Purchaser shall not be released of its obligations under this Agreement as a result of any assignment. Any permitted assignment shall be conditioned upon Purchaser delivering to Sellers and Escrow Agent, within forty-eight (48) hours of any assignment permitted without Sellers’ consent or prior to receiving Sellers’ consent where required as set forth above, Notice thereof, together with a copy of such assignee’s organizational and formation documents and instruments, a Certificate of Good Standing for such assignee, and copies of the documents, if any (or the proposed forms thereof), by or between Purchaser and such assignee authorizing such assignment. As a further condition to any assignment, Purchaser shall cause its assignee(s) to execute the Assignment of Purchase Agreement in the form attached hereto as Exhibit “D,” and such other documents and instruments as Escrow Agent may reasonably request. Sellers shall upon request consent in writing to any such assignment that is made in accordance with the terms of this Section.
Sellers may not assign or transfer their respective rights or obligations under this Agreement without the prior written consent of Purchaser (in which event such transferee shall assume in writing all of the transferor’s obligations hereunder, but such transferor shall not be released from its obligations hereunder). No transfer or assignment by either party in violation of the provisions hereof shall be valid or enforceable.
     21. No Public Disclosures. Section 12.15 of the Purchase and Sale Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:
No Public Disclosure. Sellers and Purchaser shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Legal Requirements, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree to cooperate in good faith in connection with the press releases to be issued with respect to the transactions contemplated by this Agreement provided, however, that each of Seller and Purchaser may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Sellers and Purchaser and do not reveal material, non-public information regarding the other party.

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The parties acknowledge and agree that Sellers’ press release and 8K filing of October 9, 2009, and Purchaser’s press release of October 9, 2009, are all approved by the parties and in compliance with the terms of Section 12.15 of the Purchase and Sale Agreement, as amended hereby.
     22. Confidentiality. Section 12.18 of the Purchase and Sale Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:
Confidentiality. The parties acknowledge and agree that an affiliate of Purchaser previously executed and delivered to an affiliate of Sellers a confidentiality agreement (the “Confidentiality Agreement”), and such agreement remains and shall remain in full force and effect in accordance with the terms thereof and shall govern with respect to the transactions contemplated by this Agreement, except as may be mutually agreed by the parties in writing. The provisions of the Confidentiality Agreement shall survive any termination of this Agreement.
     23. Initials. Sellers and Purchaser are hereby deemed to have initialed, where applicable, Sections 4.4(f), 9.1 and 9.2 of the Purchase and Sale Agreement.
     24. Distribution of Sellers’ Funds. Purchaser acknowledges and agrees that each Seller may direct the Escrow Agent by irrevocable direct disbursement authorization (a “Disbursement Authorization”), or otherwise, to wire directly to Bank of America, N.A. any or all of the cash portion of the Purchase Price due to Sellers as set forth in the Closing Statement, and further agrees to provide to Escrow Agent and Bank of America, N.A. Purchaser’s written acknowledgement and consent to any such Disbursement Authorization.
     25. Binding and Inure. This Second Amendment and the Purchase and Sale Agreement shall be binding upon and inure to the benefit of Sellers, Purchaser and their respective heirs, successors and assigns.
     26. Capitalized Terms. All capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase and Sale Agreement.
     27. Ratification. Except as hereby amended, the Purchase and Sale Agreement is hereby ratified and shall continue in full force and effect in accordance with its terms. In the event of any conflict or inconsistency between the terms and provisions of this Second Amendment and the Purchase and Sale Agreement, this Second Amendment shall control.

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     28. Counterpart Execution and Electronic Distribution. This Second Amendment and the Purchase and Sale Agreement may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one instrument. The parties agree that the execution and delivery by facsimile or other electronic means shall have the full force and effect as if it had been executed and delivered in the original.
     29. Governing Law. This Second Amendment shall be governed by and construed in accordance with the laws of the State of Delaware. If any legal action is necessary to enforce the terms and conditions of this Second Amendment, the parties hereby agree that the courts in the State of Delaware shall be the sole jurisdiction and venue for the bringing of the action.
[Signatures appear on following pages.]

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     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed as of the date first written above.

PURCHASER: BLC ACQUISITIONS, INC.
By:	/s/ T. Andrew Smith
	Name:	T. Andrew Smith
	Title:	Executive Vice President

SELLERS: SUNRISE OF SANTA ROSA Sunrise Assisted Living Limited Partnership VIII, L.P.
By:	Sunrise Senior Living Investments, Inc., its general partner
By:	/s/ Gregory Neeb
	Name:	Gregory Neeb
	Title:	President

Sunrise Chanate Assisted Living, L.P.
By:	Sunrise Senior Living Investments, Inc., its general partner
By:	/s/ Gregory Neeb
	Name:	Gregory Neeb
	Title:	President

SUNRISE OF COLORADO SPRINGS Karrington of Colorado Springs Ltd.
By:	Karrington Operating Company, Inc., its sole member
By:	/s/ David Haddock
	Name:	David Haddock
	Title:	Vice President & Secretary

[Signatures continue on next page.]

SUNRISE OF WEST HARTFORD Sunrise West Hartford Assisted Living, LLC
By:	Sunrise Senior Living Investments, Inc., its sole member
By:	/s/ Gregory Neeb
	Name:	Gregory Neeb
	Title:	President

SUNRISE OF WILTON Sunrise Wilton Assisted Living, L.L.C.
By:	Sunrise Development, Inc., its sole member
By:	/s/ Gregory Neeb
	Name:	Gregory Neeb
	Title:	President

SUNRISE OF AUGUSTA Sunrise Augusta Assisted Living Limited Partnership
By:	Sunrise Senior Living Investments, Inc., its general partner
By:	/s/ Gregory Neeb
	Name:	Gregory Neeb
	Title:	President

SUNRISE OF CARMEL Sunrise Carmel Assisted Living, L.L.C.
By:	Sunrise Senior Living Investments, Inc., its sole member
By:	/s/ Gregory Neeb
	Name:	Gregory Neeb
	Title:	President

[Signatures continue on next page.]

SUNRISE AT FALL CREEK Sunrise Fall Creek Assisted Living, L.L.C.
By:	Sunrise Senior Living Investments, Inc., its sole member
By:	/s/ Gregory Neeb
	Name:	Gregory Neeb
	Title:	President

SUNRISE OF FORT WAYNE Sunrise Fort Wayne Assisted Living, L.L.C.
By:	Sunrise Senior Living Investments, Inc., its sole member
By:	/s/ Gregory Neeb
	Name:	Gregory Neeb
	Title:	President

SUNRISE AT WILLOW LAKE Sunrise Willow Lake Assisted Living, L.L.C.
By:	Sunrise Senior Living Investments, Inc., its sole member
By:	/s/ Gregory Neeb
	Name:	Gregory Neeb
	Title:	President

SUNRISE OF ANN ARBOR Sunrise Ann Arbor Assisted Living, L.L.C.
By:	Sunrise Senior Living Investments, Inc., its sole member
By:	/s/ Gregory Neeb
	Name:	Gregory Neeb
	Title:	President

[Signatures continue on next page.]

SUNRISE OF ALBUQUERQUE Karrington of Albuquerque Ltd.
By:	Karrington Operating Company, Inc., its sole member
By:	/s/ David Haddock
	Name:	David Haddock
	Title:	Vice President & Secretary

SUNRISE OF SOUTH CHARLOTTE Sunrise South Charlotte NC Senior Living, LLC
By:	Karrington Operating Company, Inc., its sole member
By:	/s/ David Haddock
	Name:	David Haddock
	Title:	Vice President & Secretary

SUNRISE OF BATH Sunrise Bath Assisted Living, L.L.C.
By:	Sunrise Senior Living Investments, Inc., its sole member
By:	/s/ Gregory Neeb
	Name:	Gregory Neeb
	Title:	President

SUNRISE OF ENGLEWOOD Karrington of Englewood Ltd.
By:	Karrington Operating Company, Inc., its sole member
By:	/s/ David Haddock
	Name:	David Haddock
	Title:	Vice President & Secretary

[Signatures continue on next page.]

SUNRISE AT FINNEYTOWN Karrington of Finneytown Ltd.
By:	Karrington Operating Company, Inc., its sole member
By:	/s/ David Haddock
	Name:	David Haddock
	Title:	Vice President & Secretary

SUNRISE AT KENWOOD Karrington of Kenwood Ltd.
By:	Karrington Operating Company, Inc., its sole member
By:	/s/ David Haddock
	Name:	David Haddock
	Title:	Vice President & Secretary

SUNRISE AT OAKWOOD Karrington of Oakwood Ltd. Liability Co.
By:	Karrington Operating Company, Inc., its sole member
By:	/s/ David Haddock
Name: David Haddock
Title: Vice President & Secretary

SUNRISE OF WOOSTER Sunrise Wooster Assisted Living, L.L.C.
By:	Sunrise Senior Living Investments, Inc., its sole member
By:	/s/ Gregory Neeb
	Name:	Gregory Neeb
	Title:	President

[Signatures continue on next page.]

SUNRISE OF MONROEVILLE Sunrise Monroeville Assisted Living, L.L.C.
By:	Sunrise Senior Living Investments, Inc., its sole member
By:	/s/ Gregory Neeb
	Name:	Gregory Neeb
	Title:	President

VIRGINIA BEACH ESTATES Sunrise Virginia Beach Estates, LLC
By:	Sunrise Senior Living Investments, Inc., its sole member
By:	/s/ Gregory Neeb
	Name:	Gregory Neeb
	Title:	President

SUNRISE OF SOUTH HILLS Karrington Operating Company, Inc.
By:	/s/ David Haddock
	Name:	David Haddock
	Title:	Vice President & Secretary

EXHIBIT “A”
PROPERTIES AND SELLERS

	Facility	Property Owner	Ownership
1	Sunrise of Santa Rosa	Sunrise Assisted Living Limited	SSLII — 1% SSLI — 99%
	3250 Chanate Road	Partnership VIII, L.P.
Santa Rosa, CA 95404
	(707) 575-7503	Sunrise Chanate Assisted Living, L.P.	SSLII — 1% SSLI — 99%
2	Sunrise of Colorado Springs	Karrington of Colorado Springs Ltd.	KOC — 100%
10 West Monument Street
Colorado Springs, CO 80903
(719) 635-6300
3	Sunrise of West Hartford	Sunrise West Hartford Assisted	SSLII — 100%
	22 Simsbury Road	Living, LLC
West Hartford, CT 06117
(860) 523-9899
4	Sunrise of Wilton	Sunrise Wilton Assisted Living,	SDI — 100%
	96 Danbury Road	L.L.C.
Wilton, CT 06897
(203) 761-8999
5	Sunrise of Augusta	Sunrise Augusta Assisted Living	SSLII — 1% SSLI — 99%
	326 Boy Scout Road	Limited Partnership
Augusta, GA 30909
(706) 738-6003
6	Sunrise of Carmel	Sunrise Carmel Assisted Living,	SSLII — 100%
	301 Executive Drive	L.L.C.
Carmel, IN 46032
(317) 580-0389
7	Sunrise at Fall Creek	Sunrise Fall Creek Assisted Living,	SSLII — 100%
	5011 Kessler Boulevard, East	L.L.C.
Indianapolis, IN 46220
(317) 251-1300
8	Sunrise of Fort Wayne	Sunrise Fort Wayne Assisted Living,	SSLII — 100%
	3110 East Coliseum Boulevard	L.L.C.
Fort Wayne, IN 46805
(260) 471-3110
9	Sunrise at Willow Lake	Sunrise Willow Lake Assisted Living,	SSLII — 100%
	2725 Lake Circle Drive	L.L.C.
Indianapolis, IN
46268
(317) 334-9400
10	Sunrise of Ann Arbor	Sunrise Ann Arbor Assisted Living,	SSLII — 100%
	2190 Ann Arbor-Saline Road	L.L.C.

	Facility	Property Owner	Ownership
Ann Arbor, MI 48103
(734) 327-1350
11	Sunrise of Albuquerque	Karrington of Albuquerque Ltd.	KOC -- 100%
4910 Tramway Ridge Drive, NE
Albuquerque, NM 87111
(505) 271-9600
12	Sunrise of South Charlotte	Sunrise South Charlotte NC Senior	KOC — 100%
	5515 Rea Road	Living, LLC
Charlotte, NC 28226
(704) 544-2094
13	Sunrise of Bath	Sunrise Bath Assisted Living, L.L.C.	SSLII — 100%
101 N. Cleveland Massillon Road
Akron, OH 44333
(330) 666-7011
14	Sunrise of Englewood	Karrington of Englewood Ltd.	KOC — 100%
95 West Wenger Road
Englewood, OH 45322
(937) 836-9617
15	Sunrise at Finneytown	Karrington of Finneytown Ltd.	KOC — 100%
9101 Winton Road
Cincinnati, OH 45231
(513) 729-5233
16	Sunrise at Kenwood	Karrington of Kenwood Ltd.	KOC — 100%
9090 Montgomery Road
Cincinnati, OH 45242
(513) 745-9292
17	Sunrise at Oakwood	Karrington of Oakwood Ltd. Liability	KOC — 100%
	1701 Far Hills Avenue	Co.
Dayton, OH 45419
(937) 294-1772
18	Sunrise of Wooster	Owner: Hills and Dales, Inc.	SSLII — 100%
	(Ground Lease)	Ground Lessee: Sunrise Wooster
	1615 Cleveland Road	Assisted Living, L.L.C.
Wooster, OH 44691
(330) 262-1615
19	Sunrise of Monroeville	Sunrise Monroeville Assisted Living,	SSLII — 100%
	2589 Mosside Boulevard	L.L.C.
Monroeville, PA 15146
(412) 380-2589
20	Virginia Beach Estates	Sunrise Virginia Beach Estates, LLC	SSLII — 100%
937 Diamond Spring Rd.
Virginia Beach, VA 23455

	Facility	Property Owner	Ownership
21	Sunrise of South Hills	Karrington Operating Company, Inc.	KHI — 100%
1320 Greentree Road
Pittsburgh, PA 15220
SSLI = Sunrise Senior Living, Inc., a Delaware corporation
SSLII = Sunrise Senior Living Investments, Inc., a Virginia corporation
SDI = Sunrise Development, Inc., a Virginia corporation
KOC = Karrington Operating Company, Inc., an Ohio corporation (owned 100% by KHI)
KHI = Karrington Health, Inc., an Ohio corporation (owned 100% by SSLI)